Exhibit 16.1

KPMG LLP Suite 2150 301 Main Street Baton Rouge, LA 70801

August 31, 2026

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Crown Crafts, Inc (the Company) and, under the date of June 24, 2026, we reported on the consolidated financial statements of the Company as of and for the years ended March 29, 2026 and March 30, 2025. On August 27, 2026, we were dismissed.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated August 31, 2026, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement in the first paragraph on the proposal process and that the change was approved by the Audit Committee of the Board of Directors. Additionally, we are not in a position to agree or disagree with any of the Company’s statements in the fifth paragraph of Item 4.01 relating to the Company not consulting with Grant Thornton .

Very truly yours,

/s/ KPMG LLP